EXHIBIT 99.1

Twin Vee PowerCats Co. Reports 4% Increase in Revenue for the Year Ended December 31, 2023

FORT PIERCE, FLORIDA, March 26, 2024 – Twin Vee PowerCats Co. (Nasdaq: VEEE) (“Twin Vee” or the “Company”), a designer, manufacturer and distributor of recreational and commercial power boats, today reported operational highlights and financial results for fiscal year ended December 31, 2023.

Highlights for fiscal year 2023:

•	Revenue for the year ended December 31, 2023 increased 4% to $33,426,000 as compared to $31,988,000 in 2022.

•	Twin Vee had a net loss of $2,348,000 for the year ended December 31, 2023, as compared to a net loss of $2,144,000 in 2022.

•	Aquasport had a net loss of $1,482,897 for the year ended December 31, 2023.

•	Forza X1 had a net loss of $ 5,933,000 for the year ended December 31, 2023, as compared to a net loss of $3,630,000 in 2022.

•	Twin Vee’s consolidated cash, cash equivalents, restricted cash and marketable securities were $21,218,000 on December 31, 2023, as compared to $26,249,000 on December 31, 2022.

•	Announced Autonomous A.I. Technology Partnership to create the world’s first autonomously equipped recreational sport boats.

•	Forza announced construction of a new 60,000 square foot state-of-the-art manufacturing facility in Marion, North Carolina, is progressing on schedule.

•	Twin Vee’s core business, gas powered boats, had cash, cash equivalents, restricted cash and marketable securities of $8,396,000 on December 31, 2023, as compared to $13,529,000 on December 31,2022.

•	Twin Vee’s consolidated total asset value was $39,847,000 on December 31, 2023. Forza’s total asset value was $16,922,000 on December 31, 2023. Twin Vee’s core business, gas powered boats had a total asset value of $22,906,000 on December 31, 2023.

The Company is pleased to report a 4% increase in consolidated revenue for the year ended December 31, 2023, to $33,425,912 as compared to $31,987,724 in the same period in 2022. For the year ended December 31, 2023, Twin Vee alone had a net operating loss of $2,347,975, as compared to a net operating loss of $2,144,167 in the prior year. The Twin Vee operating loss is stated before consolidating Twin Vee’s electric boat company Forza X1 and the expenses related to the Aquasport Facility in Tennessee. Twin Vee’s new Aquasport monohull division, in Tennessee, contributed a cumulative net loss of $1,482,349, such that the gas-powered segment had a combined net loss of $3,830,872 for the year ended December 31, 2023, as compared to a net loss of $2,144,167 in the prior year.

Forza X1, Inc. (NASDAQ: FRZA), the electric boat and development subsidiary in which Twin Vee has a 44.35% controlling interest, had a net loss of $5,933,112 for the year ended December 31, 2023 as compared to a net loss of $3,630,081 in the prior year. The consolidated net loss attributed to stockholders of Twin Vee was $7,192,176 for the year ended December 31, 2023, as compared to a consolidated net loss attributed to stockholders of Twin Vee of $5,137,252 in the prior year. Generally Accepted Accounting Principles (“GAAP”) require Twin Vee to file consolidated financial statements based on Twin Vee’s controlling ownership interest in Forza X1, Inc. (Nasdaq: FRZA). Twin Vee, net of Forza X1, had cash, cash equivalents, restricted cash, and marketable securities of $8,395,709 as of December 31, 2023.

“The general economic landscape, and the rising interest rate environment are creating challenges and downward pressure on customer demand across both brands,” explained Joseph Visconti, CEO and President of Twin Vee PowerCats Co. “Not only are entry level buyers affected by higher interest rates, but cash buyers and boat clubs are also exhibiting reduced appetites. Due to the challenging environment and changing consumer behavior, Twin Vee’s executive team is tightly controlling operating costs while continuing to develop exciting new models, expand the dealer network, and lay the groundwork for the next market upswing. Our goal is to reduce cash burn while continuing to invest in infrastructure, product development, and other revenue generating investments. For example, our brand-new Twin Vee Gen 2 400 GFX and the 280 GFX that are now in production.”

Conference Call

Joseph Visconti, CEO and President, will hold a conference call today, Tuesday, March 26, 2024, at 12:00 p.m. (Eastern). To listen to the conference call, interested parties should dial-in 1-877-407-3982 and use Conference ID 13745202. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to join the Twin Vee conference call.

The conference call will also be available through a live audio webcast that can be accessed at the LINK HERE.

The Company’s complete financial statements are being filed today with the Securities and Exchange Commission and can be accessed via https://ir.twinvee.com/sec-filings.

About Twin Vee PowerCats Co.

Twin Vee is a designer, manufacturer, distributor, and marketer of power sport catamaran boats. The Company located in Fort Pierce, Florida, has been building and selling boats for nearly 30 years. Learn more at twinvee.com. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category and is known as the “Best Riding Boats on the Water™”.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding creating the world’s first autonomously equipped recreational sport boats through an autonomous A.I. technology partnership, construction of Forza’s new 60,000 square foot state-of-the-art manufacturing facility in Marion, North Carolina progressing on schedule, tightly controlling operating costs while continuing to develop exciting new models, expand the dealer network, and lay the groundwork for the next market upswing and reducing cash burn while continuing to invest in infrastructure, product development and other revenue generating investments. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to create the world’s first autonomously equipped recreational sport boats through its autonomous A.I. technology partnership, Forza’s ability to complete construction of its manufacturing facility in Marion, North Carolina as planned, the Company’s ability to lay the groundwork for the next market upswing and reduce cash burn while continuing to invest in infrastructure, product development and other revenue generating investment, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:

Glenn Sonoda
investor@twinvee.com

SOURCE: Twin Vee PowerCats Co.

(Tables Follow)

	December 31,	December 31,
	2023	2022	Change	% Change
Cash, cash equivalents and restricted cash	$16,755,233	$23,501,007	$(6,745,774)	(28.7%)
Current assets	$26,646,318	$29,887,529	$(3,241,211)	(10.8%)
Current liabilities	$4,216,345	$3,791,063	$425,282	11.2%
Working capital	$22,429,973	$26,096,466	$(3,666,493)	(14.0%)

	December 31,	December 31,
Balance Sheet Data:	2023	2022	Change	% Change
Cash	$16,755,233	$23,501,007	$(6,745,774)	(29%)
Total assets	$39,846,713	$38,231,480	$1,615,233	4%
Total liabilities	$7,797,098	$5,210,591	$2,586,507	50%
Stockholder’s equity	$23,511,193	$28,435,734	$(4,924,541)	(17%)

	Years Ended
	December 31,
	2023	2022	$ Change	% Change
Net sales	$33,425,912	$31,987,724	$1,438,188	4%
Cost of products sold	$23,702,885	$21,330,918	$2,371,967	11%
Gross profit	$9,723,027	$10,656,806	$(933,779)	(9%)
Operating expenses	$21,710,326	$16,678,514	$5,031,812	30%
Loss from operations	$(11,987,299)	$(6,021,708)	$(5,965,591)	99%
Other expense	$(2,205,103)	$(228,294)	$(1,976,809)	866%
Net loss	$(9,782,196)	$(5,793,414)	$(3,988,782)	69%
Basic and dilutive income per share of common stock	$(0.76)	$(0.67)	$(0.08)	12%
Weighted average number of shares of common stock outstanding	9,520,000	7,624,938

	Years Ended
	December 31,
	2023	2022	Change	% Change
Cash used in operating activities	$(6,934,773)	$(4,146,031)	$(2,788,742)	(67%)
Cash used in investing activities	$(6,629,021)	$(195,605)	$6,433,416	3,289%
Cash provided by financing activities	$6,818,020	$20,867,340	$(14,049,320)	(67%)
Cash at end of year	$16,755,233	$23,501,007	$(6,745,774)	(29%)

The following table shows information by reportable segments for fiscal year 2023 and 2022:

For the Year Ended December 31, 2023
	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$33,388,794	$—	$37,118	$33,425,912
Cost of products sold	23,545,248	—	157,637	23,702,885
Operating expense	15,234,159	3,253	6,472,914	21,710,326
Loss from operations	(5,390,613)	(3,253)	(6,593,433)	(11,987,299)
Other income (expense)	1,559,741	(14,959)	660,321	2,205,103
Net loss	$(3,830,872)	$(18,212)	$(5,933,112)	$(9,782,196)

For the Year Ended December 31, 2022
	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$31,988,756	$(1,032)	$—	$31,987,724
Cost of products sold	21,097,148	1,027	232,743	21,330,918
Operating expense	13,274,952	35,399	3,368,163	16,678,514
Loss from operations	(2,383,344)	(37,458)	(3,600,906)	(6,021,708)
Other income (expense)	239,177	(34,060)	23,177	228,294
Net loss	$(2,144,167)	$(71,518)	$(3,577,729)	$(5,793,414)

Non-GAAP Financial Measures

We have presented a supplemental non-GAAP financial measure in this earnings release. We believe that this supplemental information is useful to investors because it allows for an evaluation of the company with a focus on the performance of its core operations, including more meaningful comparisons of financial results to historical periods. Adjusted Net Loss is a non-GAAP financial measure which excludes certain non-cash expenses. Our executive management team uses these same non-GAAP measures internally to assess the ongoing performance of the Company. Adjusted Net (Loss) is not intended to be a substitute for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Below is a reconciliation of Adjusted Net loss to GAAP net loss for the fiscal year 2023 and 2022:

	Years Ended
	December 31,
	2023	2022
Net sales	$33,425,912	$31,987,724
Cost of products sold	$23,702,885	$21,330,918
Gross profit	$9,723,027	$10,656,806
Operating expenses	$21,710,326	$16,678,514
Loss from operations	$(11,987,299)	$(6,021,708)
Other expense	$(2,205,103)	$(228,294)
Net loss	$(9,782,196)	$(5,793,414)
Basic and dilutive income per share of common stock	$(0.77)	$(0.67)
Weighted average number of shares of common stock outstanding	9,520,000	7,624,938

	Adjusted Net Loss
	Years Ended
	December 31,
	2023	2022
Net loss	$(9,782,196)	$(5,793,414)
Stock based compensation	1,902,749	1,448,751
Loss on disposal of assets	—	60,088
Depreciation and amortization	1,353,383	553,750
Change of right-of-use asset and lease liabilities	474,630	397,136
Net change in marketable securities	(87,781)	133,988
Change in inventory reserce	419,616	—
Government grant income	(1,267,055)	(355,986.99)
Adjusted net (loss)	$(7,406,270)	$(3,555,688)

	Gas-Powered Boats		Fix My Boat		Electric Boat and Development
	Fiscal Year		Fiscal Year		Fiscal Year
	December 31,		December 31,		December 31,
	2023	2022	2023	2022	2023	2022
Net loss	$(3,830,872)	$(2,091,815)	$(18,212)	$(71,518)	$(5,933,112)	$(3,630,081)
Stock based compensation	557,479	990,405	—	—	1,345,270	458,346
Impairment loss	—	—	—	—	—	—
Loss on disposal of assets	—	10,098	—	18,408	—	31,582
Depreciation and amortization	1,167,483	493,785	—	—	185,900	59,965
Gain from government grant	—	—	—	—	—	—
Change of right-of-use asset and lease liabilities	387,708	559,205	—	—	86,922	(162,069)
Net change in marketable securities	(36,903)	133,988	—	—	(50,878)	—
Change in inventory reserve	68,458	—	—	—	351,158	—
Government grant income	(1,267,055)	(355,987)	—	—	—	—
Adjusted net income (loss)	$(2,953,702)	$(260,321)	$(18,212)	$(53,110)	$(4,014,740)	$(3,242,257)